Exhibit 99.1

NewHydrogen CEO Steve Hill Explores Cutting-Edge Green Hydrogen Production with Solid Oxide Fuel Cells Expert

Dr. Kevin Huang provides insights into breakthrough methods for green hydrogen production and future applications

SANTA CLARITA, Calif. (February 13, 2024) — NewHydrogen, Inc. (OTCMKTS:NEWH), the developer of ThermoLoop™, a breakthrough technology that uses water and heat rather than electricity to produce the world’s cheapest green hydrogen, today announced a podcast featuring CEO Steve Hill and Dr. Kevin Huang, Professor of Mechanical Engineering at the University of South Carolina, discussing advancements in green hydrogen production.

In the conversation, Dr. Huang highlighted key methods for green hydrogen production, including alkaline and PEM electrolysis, solid-state oxide electrolysis, and solar thermal chemical processes. He emphasized solid oxide’s potential efficiency, stating, “Solid oxide, though less mature, has the highest potential due to its theoretical 100% efficiency.” Dr. Huang also noted that cost and durability are significant issues for solid oxide power generation.

The discussion delved into the cost of green hydrogen, with a focus on the US Department of Energy’s target of achieving $1 per kilogram by 2030. Dr. Huang expressed hope in hydrogen hubs to scale production and reduce costs.

Dr. Huang underscored the importance of scaling up hydrogen production, making it accessible, and addressing storage challenges, saying, “I would like to emphasize the importance of scaling up hydrogen production, making it accessible, and addressing the challenge of storage.”

The conversation concluded with optimism about the future of green hydrogen production technology and its role in transitioning to a sustainable hydrogen economy.

Dr. Huang holds a Ph.D. in Physical Chemistry from University of Science and Technology, Beijing, M.S and B.S in Physical Chemistry from Northeastern University, Shenyang. Dr. Huang currently serves as a professor and SmartState Endowed Chair and Director of the Center for Solid Oxide Fuel Cells at University of South Carolina. During his distinguished career, Dr. Huang has dedicated his research to a fascinating array of topics, including solid oxide electrochemical cells, storage batteries, gas separation, membranes, solid state defect, electrochemistry, and multi scale computational modeling. Dr. Huang is listed as Google Scholar at https://scholar.google.com/citations?user=yp3hWIsAAAAJ&hl=en.

Watch the full discussion on the NewHydrogen Podcast featuring Dr. Kevin Huang at https://newhydrogen.com/videos/ceo-podcast/dr-kevin-huang-university-of-south-carolina.

For more information about NewHydrogen, please visit https://newhydrogen.com/.

About NewHydrogen, Inc.

NewHydrogen is developing ThermoLoop™ – a breakthrough technology that uses water and heat rather than electricity to produce the world’s lowest cost green hydrogen. Hydrogen is the cleanest and most abundant element in the universe, and we can’t live without it. Hydrogen is the key ingredient in making fertilizers needed to grow food for the world. It is also used for transportation, refining oil and making steel, glass, pharmaceuticals and more. Nearly all the hydrogen today is made from hydrocarbons like coal, oil, and natural gas, which are dirty and limited resources. Water, on the other hand, is an infinite and renewable worldwide resource.

Currently, the most common method of making green hydrogen is to split water into oxygen and hydrogen with an electrolyzer using green electricity produced from solar or wind. However, green electricity is and always will be very expensive. It currently accounts for 73% of the cost of green hydrogen. By using heat directly, we can skip the expensive process of making electricity, and fundamentally lower the cost of green hydrogen. Inexpensive heat can be obtained from concentrated solar, geothermal, nuclear reactors and industrial waste heat for use in our novel low-cost thermochemical water splitting process. Working with a world class research team at UC Santa Barbara, our goal is to help usher in the green hydrogen economy that Goldman Sachs estimated to have a future market value of $12 trillion.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, the impact on the national and local economies resulting from terrorist actions, the impact of public health epidemics on the global economy and other factors detailed in reports filed by the Company with the United States Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact:

NewHydrogen, Inc.

ir@newhydrogen.com